UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2020

Professional Holding Corp.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	001-39215 (Commission File Number)	46-5144312 (I.R.S. Employer Identification No.)

396 Alhambra Circle, Suite 255, Coral Gables, Florida (Address of principal executive offices)		33134 (Zip Code)

(786) 483-1757 (Registrant’s telephone number, including area code) (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	PFHD	Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

Effective March 26, 2020, Professional Holding Corp. (the “Company”) completed its previously announced merger transaction (the “Merger”) with Marquis Bancorp, Inc. (“MBI”) pursuant to an Agreement and Plan of Merger dated as of August 9, 2019 (the “Merger Agreement”), by and between the Company and MBI. At the effective time of the Merger (the “Effective Time”), MBI merged with and into the Company, with the Company surviving the Merger.

Following the Merger, Marquis Bank, MBI’s wholly owned bank subsidiary, merged with and into Professional Bank, the Company’s wholly owned bank subsidiary, with Professional Bank continuing as the surviving bank.

Under the terms of the Merger Agreement, at the Effective Time, each share of common stock, par value $5.00 per share, of MBI (“MBI Common Stock”) outstanding as of immediately prior to the Effective Time, other than certain shares held by MBI or the Company, was converted into the right to receive 1.2048 shares of Class A common stock (the “Exchange Ratio”), par value $0.01 per share, of the Company (“Company Class A Common Stock”). No fractional shares of Company Class A Common Stock were issued in the Merger, and MBI’s shareholders became entitled to receive cash in lieu of fractional shares. Each outstanding share of Company Class A Common Stock remained outstanding and was unaffected by the Merger.

At the Effective Time, each option to purchase shares of MBI Common Stock granted under either the Marquis Bank 2009 Stock Option Plan, as amended, or the Marquis Bancorp, Inc. 2017 Stock Option Plan (each, a “Marquis Option”) that remained outstanding as of immediately prior to the Effective Time, whether vested or unvested, was converted into an option to acquire shares of Company Class A Common Stock, with the number of underlying shares and per share exercise price of each such Marquis Option adjusted to reflect the Exchange Ratio. Each such converted Company stock option will continue to be subject to the same terms and conditions as applied to the corresponding Marquis Option prior to the Effective Time, subject to certain exceptions.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective upon the consummation of the Merger and in accordance with the Merger Agreement, the Board of Directors of the Company took action to expand the size of the Board to nine (9). To fill the resulting vacancy, Norman Edelcup, who was a member of the Board of Directors of MBI immediately prior to the consummation of the Merger, was appointed to the Board of Directors of the Company. Mr. Edelcup will serve as a Class II director in such capacity for a term expiring at the next annual meeting of shareholders of the Company. Other than the Merger Agreement, there are no arrangements between Mr. Edelcup and any other person pursuant to which Mr. Edelcup was selected as a director.  There are no transactions in which Mr. Edelcup has an interest requiring disclosure under Item 404(a) of Regulation S-K.  Mr. Edelcup will be compensated in accordance with the Company’s compensation policy for non-employee directors, as it may be amended from time to time.

Mr. Edelcup was a director of Marquis Bancorp, Inc. from its inception until its merger with the Company. Mr. Edelcup has been Chairman of the Sunny Isles Beach Foundation since January 2015 and currently serves as a director and member of the Audit Committee of Baron Mutual Funds.  He served as the Mayor of the City of Sunny Isles Beach, Florida from 2003 to 2014, after serving as Vice Mayor from 2002 to 2003 and Commissioner in 2001. Mr. Edelcup has over 40 years of business experience, having worked in banks and bank service bureaus; as well as in the accounting, manufacturing, electric utility and real estate industries. Mr. Edelcup holds a Bachelor of Science and Bachelor of Business Administration in accounting from Northwestern University.

2

Item 8.01. Other Events.

On March 27, 2020, the Company issued a press release announcing the completion of the Merger, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The Company intends to file the financial statements of MBI required by Item 9.01(a) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro forma financial information.

The Company intends to file the pro forma financial information required by Item 9.01(b) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated as of August 9, 2019, by and between Professional Holding Corp. and Marquis Bancorp, Inc. (incorporated by reference to Exhibit 2.1 to Professional Holding Corp.’s Registration Statement on Form S-4, filed with the Commission on January 28, 2020)

99.1	Press Release, dated March 27, 2020

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROFESSIONAL HOLDING CORP.
(Registrant)

By:	/s/ Daniel R. Sheehan
Daniel R. Sheehan
Chairman and Chief Executive Officer

Dated: March 27, 2020

4